Exhibit 10.1

Memorandum of Understanding

WHEREAS, Wonder Auto Technology, Inc. (the “WATG”) and Worthy Talent Development Limited (the “Worthy Talent”) have agreed to enter into a collaborative agreement in which Worthy Talent will provide a loan at amount of US$6,000,000 to WATG, while WATG will issue a Promissory Note to Worthy Talent, and

WHEREAS, both parties herein desire to enter into a Memorandum of Understanding (the “MOU”) setting forth the main terms of the Promissory Note (the “Note”) as followings:

•	Note issuance date: within two months since the signature of this MOU, the Note is unsecured and mature after two years since the issuance of the Note;

•

The aggregate principal amount of the Note is US$6,000,000, paid in cash. The Note bear interest at a rate of 8.0% per annum, payable in cash in arrears on a calendar semi-annual basis beginning June 30, 2012, and the default rate is 15%;

•

The Note is convertible at the holders’ option into ordinary shares of WATG at an initial conversion price of $2.00 per share or equity interest in WATG’s wholly owned subsidiary, Wonder Auto Limited (“WAL”), calculated by the conversion price (the equity interests of WAL issuable upon conversion of the Note shall compromise the same proportionate ownership of WAL as the common stock issuable upon conversion of the Note compromise of WATG), subject to the following reset. The conversion price is subject to reset if the average of the daily volume weighted average price (“VWAP”) of WATG’s ordinary shares for the five consecutive trading days ending on each two-month anniversary of the issuance date of the notes until maturity (each a “Reset Date”) is less than $1.50. In that event, the conversion price is reset to a price equal to 100% of the arithmetic average of the daily VWAP of WATG’s ordinary shares for any five consecutive trading days during this two-month period selected by the holder on the Reset Date.

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The Note cannot be converted if, after giving effect to such conversion, the holders of the notes (together with their affiliates) would beneficially own in excess of 19.99% of WATG’s ordinary shares or 19.99% of WAL’s equity interest outstanding immediately after giving effect to the conversion;

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The Note requires an automatic re-pricing of the conversion price if WATG make certain sales of its ordinary shares or ordinary share equivalents in a capital-raising transaction at a price below the conversion price, then the conversion price reset to the capital-rising transaction price;

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In the event of change of control and certain other fundamental transactions, the holders of the Note have the right to require WATG to redeem all or any portion of the Note at a price equal to the greater of (i) the amount to be redeemed multiplied by a redemption premium of 200% and (ii) the amount to be redeemed multiplied by the quotient determined by dividing the closing bid price of WATG’s ordinary shares on the date immediately preceding such event by the conversion price of the Note;

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WATG is required under the terms of the Registration Rights Agreement to file with the Securities and Exchange Commission (“SEC”) a registration statement to register the ordinary shares issuable upon the conversion of the Note to permit the resale of such ordinary shares to the public.

No warrants will be issued with the purchase of the Note.

We, the undersigned have read and agree with this MOU. Further, we have reviewed the main terms of the Promissory Note.

WONDER AUTO TECHNOLOGY, INC.

By	/s/ Qingjie Zhao
Qingjie Zhao, Director

Address: No. 16 Yulu Street, Taihe District, Jinzhou City,

Liaoning Province, People’s Republic of China, 121013

Facsimile: +86 416 2661186

WORTHY TALENT DEVELOPMENT LIMITED

By	/s/ Qingdong Zen
Qingdong Zen, Chairman

Address: PALM GROVE HOUSE, P. O. BOX 438, ROAD TOWN, TORTOLA,

BRITISH VIRGIN ISLANDS

Facsimile: +86 10 84785079